UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
February 2, 2007

WHERIFY WIRELESS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24001	76-0552098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Bridge Parkway, Suite 201, Redwood Shores, California	94065
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code
(650) 551-5200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 7, 2006 Wherify Wireless, Inc. (the “Company”) filed a current report on Form 8-K, as amended on November 21, 2006 on Form 8-K/A, announcing that it had entered into an agreement with Cornell Capital Partners, LP (“Cornell”) wherein terms were defined for the full redemption of the 7% secured convertible debentures issued on March 10, 2006 and the 7% secured convertible debentures issued on March 14, 2006, (together, the “Debentures”) and for the concurrent cancellation of certain warrants to purchase 16,250,000 shares of the Company’s common stock. The full redemption would require that the Company pay to Cornell on or before December 31, 2006 the entire principal amount outstanding plus all accrued and outstanding interest then owed, plus the redemption premium of 20% of the principal amount. Cornell would retain the remaining 5,000,000 warrants that would be exercisable on a cash-basis only.

On December 29, 2006 Cornell amended the terms of the agreement such that it has extended the December 31, 2006 deadline for the financing of the full redemption until January 31, 2007. The Company did not finance the full redemption by the January 31, 2007 deadline.

On February 2, 2007, Cornell conditionally agreed to refrain from declaring the Debentures in default and forebear from acceleration of its right of repayment of the Debentures for 120 days.

In addition Cornell conditionally agreed to make the following amendments to the Debentures: (i) extend the maturity date to February 1, 2009; (ii) modify the interest rate to 8% payable monthly in arrears beginning eight months after the effective date of these amendments (the “Payment Date”); when due the interest may be paid in cash or capitalized and added to the principal amount of the Debenture, at the option of the Company; (iii) the Company will be required to make monthly amortization payments under the Debentures in the principal amount of $200,000 per month beginning on the Payment Date; (iv) the conversion price will be amended to a fixed conversion price of $0.25 with certain anti-dilution provisions; (v) Cornell will not convert any portion of the Debenture into an excess of 800,000 shares of common stock in any month unless at any time during such month the stock price is greater than $0.35 per share; (vi) the Company may make early redemptions of the amended Debentures at any time and without any additional penalty or premium provided that the Company provides Cornell with advance notice, waives the conversion restriction set forth in (v) above and raises the conversion cap from 4.99% to 9.99%.

In addition, Cornell conditionally agreed to cancel warrants to purchase 15,500,000 shares of common stock and retain the remaining warrants to purchase 7,000,000 shares of common stock. Cornell conditionally agrees to exercise the retained warrants on a cash basis so long as the shares underlying the warrants are subject to an effective registration statement at the time of exercise and no event of default under the Debentures has occurred.

All the amendments agreed to on February 2, 2007 and described above are conditioned upon the closing of a successful financing by the Company which results in raising net proceeds to the Company of at least $4.5 million by June 2, 2007 (the “Financing”). Upon the closing of the Financing, Cornell agrees to waive all known defaults of the Company that exist as of the closing date and agrees not to accelerate the repayment of the Debentures, as amended, at any time prior to the Payment Date.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

WHERIFY WIRELESS, INC.

Date: February 2, 2007	By:	/s/ Timothy Neher
Name: Timothy Neher
Title: Chief Executive Officer